Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Quantum Cyber N.V.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, nominal value 0.01 per share		457(o)		$		$0.0001381	$
Fees to be Paid	Equity	Preferred Shares, nominal value 0.01 per share		457(o)				0.0001381
Fees to be Paid	Other	Warrants		457(o)				0.0001381
Fees to be Paid	Other	Subscription Rights		457(o)				0.0001381
Fees to be Paid	Other	Units		457(o)				0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(1)	457(o)		$	$250,000,000.00	0.0001381		$34,525.00

Total Offering Amounts:							$250,000,000.00			34,525.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:
Net Fee Due:										$34,525.00

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes ordinary shares issuable upon share splits, share dividends or similar transactions. These offered securities may be sold separately, together or as units with other offered securities. An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices. Pursuant to Rule 457(o) under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. The aggregate public offering price of securities sold by the Registrant (including newly listed securities and carry-forward securities) will not exceed $250,000,000.